UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Six Flags Entertainment Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SIX FLAGS ENTERTAINMENT CORPORATION
924 Avenue J East
Grand Prairie, Texas 75050
March 25, 2014
Dear Fellow Stockholder:
It is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of Six Flags Entertainment Corporation, which will be held on Wednesday, May 7, 2014, at 3:00 p.m. EDT, at The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Consistent with past practice, we are pleased to be using the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this process has expedited stockholders' receipt of proxy materials, lowered the associated costs, and conserved natural resources.
On March 25, 2014, we began mailing our stockholders a notice containing instructions on how to access our proxy materials and vote. The notice also includes instructions on how to receive a printed copy of the materials.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. We encourage you to promptly vote and submit your proxy over the Internet, by phone or by completing, signing and timely returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of the directors, officers and employees of Six Flags Entertainment Corporation, we would like to express our appreciation for your continued support.

Sincerely,
JIM REID-ANDERSON Chairman of the Board, President and Chief Executive Officer

SIX FLAGS ENTERTAINMENT CORPORATION
924 Avenue J East
Grand Prairie, Texas 75050
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 7, 2014
NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of Six Flags Entertainment Corporation (the "Company") will be held on Wednesday, May 7, 2014, at 3:00 p.m. EDT, at The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017, for the following purposes, all as more fully described in the accompanying proxy statement (the "Proxy Statement"):

1.	To elect seven directors nominated by the Company's Board of Directors and named in the Proxy Statement to serve for the ensuing year and until their respective successors are elected and qualified;

2.	To hold an advisory vote to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014;

3.	To hold an advisory vote to approve executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
You are entitled to vote only if you were a stockholder of the Company as of the close of business on March 13, 2014. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. You can find directions to the Annual Meeting on the back cover of the Proxy Statement.
For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled "General Information" beginning on page 1 of the Proxy Statement, or if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,
WALTER S. HAWRYLAK Secretary

Grand Prairie, Texas March 25, 2014

PROXY STATEMENT
FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS
OF
SIX FLAGS ENTERTAINMENT CORPORATION
TO BE HELD ON MAY 7, 2014

GENERAL INFORMATION
This Proxy Statement is being furnished to holders of common stock of Six Flags Entertainment Corporation (the "Company" or "we" or "us") in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 7, 2014, at 3:00 p.m. EDT, at The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017, and at any postponement or adjournment thereof.
Internet Availability of Proxy Materials
Pursuant to rules of the Securities and Exchange Commission ("SEC"), the Company is furnishing proxy materials to its stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 25, 2014, the Company began mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of the close of business on March 13, 2014, other than to those stockholders who previously requested to receive electronic or paper delivery of communications. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of the proxy materials, including this Proxy Statement and the Annual Report for the year ended December 31, 2013.
This process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive the proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Quorum
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares of common stock entitled to vote. The shares may be present in person or represented by proxy at the meeting. Abstention votes and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum exists for the Annual Meeting.
Required Vote

Proposal	Voting Requirement	Tabulation Treatment
		Votes Withheld/Abstentions	Broker Non-Votes
Election of Directors	Plurality of votes cast to elect each director; the seven nominees with the highest number of affirmative FOR votes will be elected	Not counted for purposes of calculating approval percentage	Brokers do not have discretionary authority; Not counted for purposes of calculating approval percentage
Advisory Vote to Ratify Appointment of KPMG LLP	Majority of shares present at Annual Meeting	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers have discretionary authority
Advisory Vote on Executive Compensation	Majority of shares present at Annual Meeting; not binding on Company	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers do not have discretionary authority; Not counted for purposes of calculating approval percentage
With respect to Proposal 1 (election of directors), stockholders may vote FOR all or some of the nominees or stockholders may vote WITHHOLD with respect to one or more of the nominees. For the other items of business, stockholders may vote FOR, AGAINST or ABSTAIN.
All properly executed proxies delivered pursuant to this solicitation and not revoked in a timely manner will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.
A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors and the advisory approval of the Company’s executive compensation, absent instructions from the beneficial holders of such shares.
In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided to you by your broker, bank or other nominee.
Revocation of Proxies
Your proxy may be revoked at any time prior to the Annual Meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting in person, you will be given the opportunity to revoke your proxy and vote in person. If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. EDT on May 6, 2014 to be counted.
Record Date
Only stockholders of record as of the close of business on March 13, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. As of March 13, 2014, the Company had issued and outstanding 94,779,456 shares of common stock, the Company's only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in its name on March 13, 2014.
Proxy Voting Methods
If at the close of business on March 13, 2014, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy on the Internet, by telephone or by mail. You may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce the Company's administrative and postage costs, we suggest that you vote on the Internet or by phone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described above.
        If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. EDT on May 6, 2014 to be counted.
INTERNET

•
If your shares are registered in your name:  Go to www.envisionreports.com/SIX and follow the online instructions. You will need the 15-digit control number included on your Notice or proxy card when you access the web page.

•	If your shares are held in a stock brokerage account or by a bank or other nominee: Go to www.proxyvote.com and follow the instructions that you receive from your broker, bank or other nominee.
TELEPHONE

•
If your shares are registered in your name:  Call toll-free (800) 652-8683 and follow the recorded instructions. You will need the 15-digit control number included on your Notice or proxy card when you call.

•
If your shares are held in a stock brokerage account or by a bank or other nominee:  Vote your shares over the telephone by following the voting instructions that you receive from your broker, bank or other nominee.

MAIL

•	Request a proxy card by following the instructions on your Notice.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.
The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. Whether or not you attend the Annual Meeting, your vote is important. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and timely returning a proxy card. You may also vote in person at the Annual Meeting.
Householding
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials, to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders may write or email us at the following address and email address:
Six Flags Entertainment Corporation
924 Avenue J East
Grand Prairie, Texas 75050
Attention: Investor Relations
nkrejsa@sftp.com
972-595-5083
Stockholders who hold shares in street name through a broker, bank or other nominee may contact their broker, bank or other similar organization to request information about householding.
Solicitation of Proxies
This proxy solicitation is being made on behalf of the Company. The expense of preparing, printing and mailing this Proxy Statement is being paid by the Company. Proxies may be solicited by directors, officers, and employees of the Company in person, by mail, telephone, e-mail or other electronic means. The Company will not specially compensate those persons for their solicitation activities.

CORPORATE GOVERNANCE
The Board of Directors
The Company's business, property and affairs are managed under the direction of the Board of Directors of the Company (the "Board"). The Board is elected by stockholders to oversee management and to assure that the long-term interests of stockholders are being served. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in the operating details on a day-to-day basis. The Board is advised of the Company's business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board meetings and meetings of the committees of the Board.
The Board has four regularly scheduled meetings during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. Directors are expected to attend all scheduled Board and committee meetings as well as the annual meeting of stockholders. During the year ended December 31, 2013, the Board held 6 meetings. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board and of the meetings of committees of the Board on which such director served. All of the directors of the Company attended the Company's annual meeting of stockholders in 2013 and the Company expects that each director nominee will attend the Annual Meeting.
The Board only has one class of directors. As a result, all directors are elected each year by the Company's stockholders at the annual meeting. Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.
Each current director of the Company was elected at the Company's annual meeting of stockholders in 2013. The Board currently has eight directors and seven directors of the Company are being nominated by the Board at the Annual Meeting. See "Proposal 1: Election of Directors."
Stockholders and other interested parties may contact Jon L. Luther, the Lead Independent Director, and the other non-management directors by writing to the Lead Independent Director c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.
Independence
The Board has affirmatively determined that seven of the eight current directors, including all members of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, are "independent" within the meaning of the Company's director independence standards as set forth in the Company's Corporate Governance Principles. These standards reflect the independence standards adopted by the New York Stock Exchange ("NYSE"). The independent directors are John W. Baker, Kurt M. Cellar, Charles A. Koppelman, Jon L. Luther, Usman Nabi, Stephen D. Owens and Richard W. Roedel.
None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, receive any fee or payment from the Company or its affiliates other than the director compensation described below or have engaged in any transaction with the Company or its affiliates or have any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent. There is no family relationship among any of the directors or executive officers of the Company.
Corporate Governance Documents
The Company's Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Management and the charters of the Board committees provide the framework for the governance of the Company.
Corporate Governance Principles
The Corporate Governance Principles cover, among other things, the functions of the Board, the qualifications of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the succession plan for the chief executive officer and other senior executives.
Code of Business Conduct and Ethics
The Company has adopted and maintains a Code of Business Conduct and Ethics that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Company's best interest.
Code of Ethics for Senior Management
The Company has also adopted and maintains a separate Code of Ethics for Senior Management that imposes specific standards of conduct on members of senior management including persons with financial reporting responsibilities at the Company. Each member of the Company's senior management is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Management. In November 2013, the Board approved an amendment to the Code of Ethics for Senior Management, formerly called the Code of Ethics for Senior Financial Officers, to broaden its application to all members of the Company's senior management rather than just the senior financial officers. The revised Code of Ethics for Senior Management is available on the Company's website.
The Company intends to post amendments to or waivers from the Company's Corporate Governance Principles, Code of Business Conduct and Ethics and the Company's Code of Ethics for Senior Management on the Company's website at www.sixflags.com/investors. No waivers have been made or granted prior to the date of this Proxy Statement.
Availability of Corporate Governance Documents
The Company's Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Management and charters of the committees of the Board are available on the Company's website at www.sixflags.com/investors. A printed copy of each of these documents is available, without charge, by sending a written request to: Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Investor Relations, or by sending an email to nkrejsa@sftp.com.
Board Committees
The Board has designated an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The membership of the committees as of March 1, 2014 and the function of each committee are described below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John W. Baker(1)			X*
Kurt M. Cellar	X*+
Charles A. Koppelman	X	X
Jon L. Luther		X*
Usman Nabi			X
Stephen D. Owens		X	X
James Reid-Anderson
Richard W. Roedel	X+
___________________________
(1) As further described under "Proposal 1: Election of Directors," upon expiration of his term at the Annual Meeting, Mr. Baker will no longer serve on the Board or the Nominating and Corporate Governance Committee. As of the Annual Meeting date, Mr. Roedel will join the Nominating and Corporate Governance Committee and Mr. Nabi will become the Chairman.
* Chairman
+ Audit Committee Financial Expert

Audit Committee
The overall purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company and the audits of the financial statements of the Company. In fulfilling this purpose, the Audit Committee's duties and responsibilities include, among other things, (i) the appointment, compensation, evaluation and oversight of the work of the Company's independent auditors; (ii) review and approval of the independent auditor's engagement including the pre-approval of all audit and permitted non-audit engagements; (iii) oversight of the independent auditor's independence; (iv) review of the results of the year-end audit; (v) review of the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures; (vi) review of management’s financial risk assessment and financial risk management policies, and the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; (vii) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and (viii) oversight of the Company's legal and regulatory compliance and the Company's safety programs as established by management.
The Audit Committee held 12 meetings during 2013 and met in executive session without management as it deemed necessary. A copy of the Audit Committee charter is available to stockholders on the Company's website at www.sixflags.com/investors. All members of the Audit Committee are independent within the meaning of SEC regulations. In addition, the Board has determined that Messrs. Cellar and Roedel are each qualified as an audit committee financial expert under SEC regulations and that all members of the Audit Committee have the accounting and related financial management expertise required by the NYSE. The SEC has determined that the audit committee financial expert designation does not impose on the person with that designation, any duties, obligations or other liability that are greater than the duties, obligations or liabilities imposed on such person as a member of the Audit Committee in the absence of such designation. Members of the Audit Committee may not serve on the audit committee of more than four public companies, including the Company, except that in the event such member serves on more than three public company audit committees, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company's Audit Committee. None of the members of the Audit Committee serve on the audit committee of more than three public companies.
Compensation Committee
The Compensation Committee, among other duties, (i) is responsible for establishing and reviewing the Company's overall compensation philosophy; (ii) determines the appropriate compensation levels for the Company's executive officers (which includes the review and approval of corporate goals and objectives used in determining executive officer compensation); (iii) reviews all incentive compensation and equity-based compensation plans, benefit plans and new executive compensation programs and oversees the administration of such plans; (iv) grants awards of shares or stock options pursuant to the Company's equity-based plans; and (v) reviews employee salary levels.
The Compensation Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of Compensation Committee members. No such delegation with respect to executive compensation was made in 2013. In addition, the Compensation Committee has the direct responsibility for the appointment, termination, compensation and oversight of any compensation and benefit consultants retained by the Company in respect of executive compensation. The Compensation Committee has retained Deloitte Consulting LLP to advise it in connection with ongoing compensation matters related to the Company. The Compensation Committee has determined that the work of Deloitte Consulting LLP has not raised any conflict of interest under SEC regulations.
The Compensation Committee met 4 times during 2013. At every meeting, the Compensation Committee met in executive session without management. A copy of the written Compensation Committee charter is available to stockholders on the Company's website at www.sixflags.com/investors. The Board has determined that each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and meets the independence requirements of the NYSE and the "outside director" requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves, or has served, as an officer or employee of the Company. In addition, no interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed during 2013.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting. The Nominating and Corporate Governance Committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board. The Nominating and Corporate Governance Committee developed and recommended to the Board the Company's Corporate Governance Principles and reviews, on a regular basis, the overall corporate governance of the Company.
The Nominating and Corporate Governance Committee met 4 times during 2013. At every meeting, the Nominating and Corporate Governance Committee met in executive session without management. A copy of the Nominating and Corporate Governance Committee's written charter is available to stockholders on the Company's website at www.sixflags.com/investors. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the NYSE requirements.
Communications with the Board of Directors
Stockholders who wish to communicate with the Board may do so by writing to a specific director, including the Lead Independent Director, or to the entire Board at the following address: Board of Directors—Stockholder Communications, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Secretary. The Secretary will forward all such communications to the directors to whom they are addressed.
Meetings of Independent Directors
The Board schedules at least four meetings each year for the independent directors outside the presence of any member of management. The independent directors may meet in executive session at such other times as determined by the Lead Independent Director. At each executive session, the Lead Independent Director or, in his absence, one of the other independent directors will chair that executive session.
Board Leadership Structure and Role in Risk Oversight
Currently, Mr. Reid-Anderson serves as the Company's Chief Executive Officer and as the Chairman of the Board. The Board does not have a policy on whether or not the roles of the Chief Executive Officer and Chairman should be separate. Instead, the Company's By-Laws provide that the Board may designate a Chairman. Accordingly, the Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in the same person or in two different individuals depending on what it believes is in the best interest of the Company. The Board has determined that the most effective leadership structure for the Company is for Mr. Reid-Anderson to serve as both Chairman and Chief Executive Officer. The Board believes that this combined role provides strong unified leadership for the Company, enhances communication between management and the Board and enables management to more efficiently execute the Company's strategic initiatives and business plans. Mr. Luther serves as the Company's Lead Independent Director. As the Lead Independent Director, Mr. Luther presides at meetings of the non-employee directors and serves as the presiding director in performing such other functions as the Board may direct, including advising on the selection of committee chairs and advising management on the agenda for Board meetings. The Board believes that there is no single Board leadership structure that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address the Company's and the Board's then current circumstances as and when appropriate.
The Company's management is responsible for identifying, assessing and managing the material risks facing the business. The Board and, in particular, the Audit Committee are responsible for overseeing the Company's processes for assessing and managing risk. Each of the Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President of Internal Audit, with input as appropriate from other management members, report and provide relevant information directly to either the Board and/or the Audit Committee on various types of identified material financial, reputational, legal, operational, environmental and business risks to which the Company is or may be subject, as well as mitigation strategies for certain salient risks. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses the Company's business and financial risk management and risk assessment policies and procedures with senior management, the Company's independent auditor and the Vice President of Internal Audit of the Company. The Audit Committee reports its risk assessment function to the full Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting. The roles of the Board and the Audit Committee in the risk oversight process have not affected the Board leadership structure.
Nomination Process
Role of the Nominating and Corporate Governance Committee
The Board has adopted a set of Corporate Governance Principles which includes qualification criteria that the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors. In making recommendations of nominees pursuant to the Corporate Governance Principles, the Nominating and Corporate Governance Committee believes that candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. The Nominating and Corporate Governance Committee also evaluates whether a candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. With respect to diversity, the Nominating and Corporate Governance Committee and the Board as a whole broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director but does not have a separate policy directed toward diversity. In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves. Although candidates must be committed to serving on the Board for an extended period of time, the Board does not believe that directors should expect to be routinely renominated annually.
After identifying the qualified individuals and conducting interviews, as appropriate, the Nominating and Corporate Governance Committee will recommend the selected individuals to the Board. The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates, whether they are recommended by the Company or by one of the Company's stockholders.
The Nominating and Corporate Governance Committee may retain a director search firm to help identify qualified director candidates.
Candidates Proposed by Stockholders for Consideration by the Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by stockholders. A stockholder recommending an individual for consideration by the Nominating and Corporate Governance Committee must provide (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business address and principal occupation or employment during the past five years. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee should send the required information to the Secretary or Lead Independent Director, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050. In order to be considered by the Nominating and Corporate Governance Committee, nominations for directors to be elected at the 2015 annual meeting must be received no later than November 25, 2014.
Stockholder Nominations
The Company's Amended and Restated By-Laws permit a stockholder to nominate one or more persons for election as directors at an annual meeting if written notice of that stockholder's intent to make the nomination has been given to the Secretary of the Company not less than 90 days nor earlier than 120 days before the first anniversary of the Company's previous annual meeting. In order to be considered timely for the 2015 annual meeting, notice of a stockholder's intent to make a nomination at the 2015 annual meeting must be given to the Company no earlier than January 7, 2015 and no later than February 6, 2015. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the written notice must be given not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to such annual meeting or the tenth day following the Company's first public announcement of such annual meeting date. In the case of an election to be held at a special meeting of stockholders, notice must be given not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting or the tenth day following the Company's first public announcement of the date of the special meeting. The notice must include all information relating to such nominee that is required to be disclosed in a proxy statement, including, without limitation, the name and address of the nominee, and the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The notice must also include, as to the stockholder submitting the nomination: (i) such person's name and address; (ii) the class and number of shares of the Company's capital stock that are owned beneficially and of record; (iii) a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person; and (iv) a representation as to whether the stockholder intends, or is part of a group which intends, to deliver a proxy statement or otherwise solicit proxies from stockholders. The Company may require any proposed nominee to furnish other information as the Company may reasonably require determining the eligibility of the proposed nominee to serve as a director of the Company.

2013 NON-EMPLOYEE DIRECTOR COMPENSATION
The Nominating and Corporate Governance Committee and the Compensation Committee, consulting with each other, are responsible for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the committees are guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope; (ii) compensation should align directors' interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Annual compensation for non-employee directors for 2013 was comprised of cash compensation (which can be deferred into stock units) and equity compensation in the form of restricted stock awards.
Description of Non-Employee Director Compensation
At least annually, the Nominating and Corporate Governance Committee and the Compensation Committee review non-employee director compensation and benefits. The Compensation Committee retained Deloitte Consulting LLP to provide advice in connection with ongoing compensation matters related to the Company including to reassess the compensation paid to non-employee directors from a corporate governance perspective.
Cash and Equity Compensation
The following table sets forth the annual compensation to non-employee directors in 2013. The cash compensation is paid in equal quarterly installments at the beginning of each fiscal quarter.

Amount($)
Cash Retainer(1)	57,500
Equity Retainer(1)(2)	120,000
Audit Committee Chairman Retainer(1)	17,500
Compensation Committee Chairman Retainer	15,000
Nominating and Corporate Governance Committee Chairman Retainer	10,000
Audit Committee Member Retainer	12,500
Compensation Committee Member Retainer	10,000
Nominating and Corporate Governance Committee Member Retainer	7,500
Lead Independent Director Retainer	20,000
_________________________

(1)
Effective as of the Annual Meeting, the Board approved an increase to (i) the annual cash retainer for service as a director to $62,500, (ii) the annual equity retainer to $125,000, and (iii) the annual cash retainer for the Chairman of the Audit Committee to $20,000.

(2)
Granted in the form of time-vested (12 month) restricted stock awards determined by dividing the amount of the equity retainer by the closing price of the Company's common stock on the date of grant. The restricted stock vests in full on the first anniversary of the date of grant if the director continues to serve as a director through such date (or on the earlier of the death or disability of such director).

Cash Retainer Deferral Program
The Company maintains a director cash retainer deferral program under the Company's Long-Term Incentive Plan. This program allows members of the Board to elect to receive stock units under the Long-Term Incentive Plan in lieu of the cash compensation for such member's services as a director. The cash compensation that a director may elect to receive in stock units is only the cash compensation that the director otherwise would receive for services as a director of the Company and does not include any cash compensation for being the lead independent director, or chairman or member of any committee of the Board. Each deferred stock unit accumulates dividend equivalents that are converted to additional deferred stock units annually. The conversion of stock units into shares and the distribution of such shares under this program will occur on the first business day following the thirtieth day after a director's service as a director terminates.

Stock Ownership Guidelines
To further the Company's objective of aligning the interests of directors with the Company's stockholders, the Board has adopted stock ownership guidelines for directors. Each director should seek to have a level of ownership of Company stock that has a value approximately equal to at least three times the director's annual cash retainer. For purposes of the guidelines, the annual cash retainer does not include any additional cash compensation paid for participation on any committee of the Board or for serving as Chairman of any such committee. The ownership level should be achieved within three years of (i) the effective date of the guidelines for directors serving as of the adoption of the guidelines or (ii) the date the person first becomes a director for newly appointed or elected directors. All of the directors are in compliance with the Company's stock ownership guidelines.
2013 Non-Employee Director Compensation
Employee directors do not receive any compensation in connection with their director service. Mr. Reid-Anderson is the only employee-director and his compensation as an employee is set forth in the 2013 Summary Compensation Table. Mr. Nabi previously advised the Board that he did not wish to receive any director fees. The following table sets forth compensation paid to or earned by each non-employee director for the year ending December 31, 2013:

Director	Fees Earned or Paid in Cash($)(1)(2)	Stock Awards($)(3)(4)	Total($)
John W. Baker	67,500	119,983	187,483
Kurt M. Cellar	75,000	119,983	194,983
Charles A. Koppelman	80,000	119,983	199,983
Jon L. Luther	92,467	119,983	212,450
Usman Nabi	—	—	—
Stephen D. Owens	75,000	119,983	194,983
Richard W. Roedel	69,967	119,983	189,950
_________________________

(1)	The following table sets forth the annual cash compensation earned by each non-employee director in 2013:

			Committees
Director	Retainer($)	Lead Independent Director($)	Audit Committee Chair / Member($)	Compensation Committee Chair / Member($)	Nominating Corporate Governance Chair / Member($)	Total Cash Amount($)
John W. Baker	57,500	—	—	—	10,000	67,500
Kurt M. Cellar	57,500	—	17,500	—	—	75,000
Charles A. Koppelman	57,500	—	12,500	10,000	—	80,000
Jon L. Luther	57,467	20,000	—	15,000	—	92,467
Usman Nabi	—	—	—	—	—	—
Stephen D. Owens	57,500	—	—	10,000	7,500	75,000
Richard W. Roedel	57,467	—	12,500	—	—	69,967

(2)
Non-employee directors may defer all or a portion of their cash retainer in the form of stock units under the Long-Term Incentive Plan pursuant to the Company's director cash retainer deferral program. The amounts for Messrs. Luther and Roedel include $57,467 ($57,500 rounded to the nearest whole share value), which they each elected to defer pursuant to the director cash retainer deferral program. Accordingly, Messrs. Luther and Roedel were each granted 1,502 deferred stock units in 2013. See "—Description of Non-Employee Director Compensation" for a discussion of the Company's director cash retainer deferral program.

(3)
The dollar value represents the aggregate grant date fair value computed in accordance with stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718) of the restricted stock awards granted to directors in 2013. Dividends on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. The assumptions used in the calculation of these amounts are discussed in Note 3(r) to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(4)
As of December 31, 2013, each non-employee director (other than Mr. Nabi) had 3,136 shares of restricted stock outstanding, which vest on May 8, 2014. Each non-employee director had only one unvested award outstanding as of December 31, 2013 and therefore, the grant date fair value of such award is reflected in the 2013 Director Compensation Table. There are no outstanding stock option awards for any non-employee director.

PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, seven directors are nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. Given his other responsibilities, Mr. Baker asked not to be renominated at the Annual Meeting. The Board and management thank Mr. Baker for his strong leadership and significant contribution to the Board and the Company. At this time the Board believes it is appropriately sized at seven members but will review possible candidates for the two Board vacancies if and when circumstances merit. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
Information Concerning Nominees

Name	Age as of March 1, 2014	Position with the Company
Kurt M. Cellar	44	Director
Charles A. Koppelman	73	Director
Jon L. Luther	70	Director
Usman Nabi	39	Director
Stephen D. Owens	43	Director
James Reid-Anderson	54	Chairman of the Board, President and CEO
Richard W. Roedel	65	Director
       Kurt M. Cellar has served as a director of the Company since May 2010. Since January 2008, Mr. Cellar has been the President of Corner Pocket Investors, LLC. He has also been a consultant to companies in a variety of industries as well as a private investor. From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C. He was partner and portfolio manager from 2003 until his departure. Prior to Bay Harbour, Mr. Cellar was with the private equity firm Remy Investors. Before that, he was a strategy consultant at LEK/Alcar. He is currently a director of Angiotech Pharmaceuticals, Inc., Hawaiian Telecom Holdco, Inc., Horizon Lines, Inc. and U.S. Concrete Inc. Within the last five years, Mr. Cellar was also a member of the Board of Directors of Aventine Renewable Energy where he was a member of the Audit and Compensation Committees, The Penn Traffic Company where he was a member of the Compensation Committee, and RCN Corporation, where he was a member of the Audit and Compensation Committees. Mr. Cellar is well qualified to serve on the Board based on his significant accounting and financial experience and his other public company board experience.
        Charles A. Koppelman has served as a director of the Company since May 2010. Mr. Koppelman currently serves as Chairman and Chief Executive Officer of CAK Entertainment Inc., a music and entertainment business, and is a director and serves on the Compensation Committee of Las Vegas Sands. Mr. Koppelman served as Non-Executive Chairman of the board of directors of Martha Stewart Living Omnimedia, Inc. from September 2011 through May 2012 and as its Executive Chairman and principal executive officer from July 2008 until September 2011. Mr. Koppelman joined the board of Martha Stewart Omnimedia, Inc. in July 2004 and became its Chairman in June 2005. From 1990 to 1994, he served first as Chairman and Chief Executive Officer of EMI Music Publishing and then from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records Group, North America. Mr. Koppelman's business acumen acquired from his extensive experience with media and entertainment companies together with his branding experience make him highly qualified to serve on the Board.
        Jon L. Luther has served as a director of the Company since May 2010. Mr. Luther retired as the Non-Executive Chairman of Dunkin' Brands Group Inc., a quick-service restaurant franchisor whose brands include Dunkin' Donuts and Baskin-Robbins, in May 2013, having transitioned out of the role of Executive Chairman, a position he held from January 2009 to July 2010. Mr. Luther was Chief Executive Officer of Dunkin' Brands Group Inc. from January 2003 to December 2009 and held the additional role of Chairman from March 2006 to December 2009. Mr. Luther is on the Board of Directors of The Culinary Institute of America and also serves as Vice Chairman and a member of its Executive Committee. He is also currently serving as a director and member of the Compensation Committee and Nominating and Corporate Governance Committee of Brinker International, Inc. as well as the Chairman of Arby's Restaurant Group, Inc., a privately held quick-service sandwich chain. Mr. Luther brings to the Board executive leadership experience and vast business experience and expertise in the food and beverage segment as well as in brand marketing.

        Usman Nabi has served as a director of the Company since May 2010. Mr. Nabi is a Senior Partner at H Partners Management, an investment management firm. Prior to joining H Partners in 2006, Mr. Nabi was at Perry Capital, the Carlyle Group, and Lazard Freres. Mr. Nabi is a member of the board of directors of Global Glimpse, a nonprofit organization committed to creating global leadership opportunities for America's youth. As a Senior Partner at H Partners Management, Mr. Nabi brings to the Board a keen business and financial sense and strong investment experience especially in the leisure sector.
        Stephen D. Owens has served as a director of the Company since May 2010. Mr. Owens is co-founder and Managing Director of Staple Street Capital, a private equity firm. Prior to founding Staple Street Capital in 1995, Mr. Owens was a Managing Director at The Carlyle Group in the firm's U.S. Buyout team. While at Carlyle, Mr. Owens co-founded the firm's Global Consumer & Retail Group, was a senior member of the firm's Global Communications & Media Group, and executed and oversaw investments in the business services and transportation sectors. Previously, Mr. Owens was a principal investor and investment banker with Lehman Brothers in their New York and Hong Kong offices. Mr. Owens' business and finance experience, including helping to create value in multi-location consumer-facing businesses, qualifies him to serve on the Board.
        James Reid-Anderson has served as Chairman, President and Chief Executive Officer of the Company since August 2010. Prior to joining the Company, Mr. Reid-Anderson was an adviser to Apollo Management L.P., a private equity investment firm, commencing January 2010, and from December 2008 to March 2010 was an adviser to the managing board of Siemens AG, a worldwide manufacturer and supplier of electronics and electrical engineering in the industrial, energy and healthcare sectors. From May through November 2008, Mr. Reid-Anderson was a member of Siemens AG's managing board and Chief Executive Officer of Siemens' Healthcare Sector, and from November 2007 through April 2008 he was the Chief Executive Officer of Siemens' Healthcare Diagnostics unit. Prior to the sale of the company to Siemens, Mr. Reid-Anderson served as Chairman, President and Chief Executive Officer of Dade Behring Holdings, Inc., a company that manufactured testing equipment and supplies for the medical diagnostics industry, which he joined in August 1996. Mr. Reid-Anderson previously held roles of increasing importance at PepsiCo, Grand Metropolitan (now Diageo) and Mobil. Mr. Reid-Anderson previously served as a director of Brightpoint Inc. and Stericycle, Inc. Mr. Reid-Anderson is a fellow of the U.K. Association of Chartered Certified Accountants. Mr. Reid-Anderson's prior experience as Chairman, President and Chief Executive Officer of Dade Behring, a restructured public company, as well as his extensive operational, international and financial background, makes him especially qualified to serve as Chairman and lead the Company to operational and financial success.
        Richard W. Roedel has been a director of the Company since December 2010. Mr. Roedel is a director and Chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee of Lorillard, Inc. as well as a director and member of the Audit Committee and Chairman of the Risk Committee of IHS, Inc. Mr. Roedel is the Non-Executive Chairman of Luna Innovations Incorporated and has been the chairman of several governance, compensation and special committees. Mr. Roedel served on the Board of Directors of Sealy Corporation in several capacities, including Chairman of its Audit Committee, until March 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of BrightPoint, Inc. in several capacities until October 2012, when it was acquired by Ingram Micro Inc., including Chairman of its Audit Committee, Chairman of its Compensation Committee and member of its Nominating and Governance Committee. Mr. Roedel was a director of Broadview Holdings, Inc., a private company, and was Chairman of its Audit Committee and a member of its Compensation Committees until 2012. Mr. Roedel was a director and Chairman of the Audit Committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade was acquired by Siemens AG. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later Chairman and CEO. As a result of these and other professional experiences, Mr. Roedel has extensive experience in finance, accounting and risk management and in public company board and committee practices, which make him well-qualified to serve on the Board.
Vote Required
A plurality of the votes cast is required to elect each director. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal 1.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

AUDIT COMMITTEE REPORT
The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a written charter that has been approved and adopted by the Board and which will be reviewed and reassessed annually by the Audit Committee. The Audit Committee is comprised of three independent directors.
The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. It does so by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company's systems of internal controls regarding finance, disclosure, accounting and legal compliance and (iii) the Company's auditing, accounting and financial reporting processes generally.
Management is responsible for the preparation and integrity of the Company's consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has independently met and held discussions with management and the independent registered public accounting firm.
The following is the report of the Audit Committee of the Company with respect to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2013.
To fulfill its responsibility, the Audit Committee has done the following:

•
The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements and management's assessment of the effectiveness of the Company's internal controls over financial reporting.

•
The Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Auditing Standard No. 16 regarding the auditors' judgments about the quality of the Company's accounting principles as applied in its financial reporting.

•
The Audit Committee has received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements and management's assessment of the Company's internal controls over financial reporting for the fiscal year ended December 31, 2013 be included in the Company's Annual Report on Form 10-K for such year for filing with the SEC.

THE AUDIT COMMITTEE
Kurt M. Cellar (Chair) Charles A. Koppelman Richard W. Roedel
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis below with the Company's management and, based on such review and discussion, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jon L. Luther (Chair) Charles A. Koppelman Stephen D. Owens

EXECUTIVE COMPENSATION
Overview
This section of the Proxy Statement contains information regarding our compensation programs, policies and objectives and, in particular, their application to a specific group of individuals that we refer to as our named executive officers. Our named executive officers include the Company's Chief Executive Officer, the Chief Financial Officer and the other executives named in this Proxy Statement. This section is organized as follows:

•
Compensation Discussion and Analysis.   This section contains a description of the specific types of compensation we pay, a discussion of our compensation policies, information regarding how those policies were applied to the compensation of the named executive officers for 2013 and other information that we believe may be useful to investors regarding compensation of the named executive officers.

•	Compensation Policies and Risk Management Practices. This section describes the Company's compensation policies and practices as they relate to the Company's risk management.

•	Description of Employment Agreements of Named Executive Officers. This section refers to the employment agreements between the named executive officers and the Company.

•
2013 Executive Compensation Tables.   This section provides information, in tabular formats specified in applicable SEC rules, regarding the amounts or value of various types of compensation paid to the named executive officers and related information.

•	Potential Payments Upon Termination. This section provides information regarding amounts that could become payable to the named executive officers following specified events.
The parts of this Executive Compensation section described above are intended to be read together and each provides information not included in the others. In addition, for background information regarding the Compensation Committee and its responsibilities, please see "Corporate Governance—Board Committees—Compensation Committee" above.
Compensation Discussion and Analysis
Executive Summary
The Company's goal for its executive compensation program is to attract, motivate and retain a talented and experienced management team that will provide leadership for the Company's long-term success. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders' interests as exemplified by the Company's Project 500 performance-based award program described below.
The compensation for the named executive officers consists of four elements—base salaries, annual cash bonuses, long-term equity awards, and perquisites and benefits—that are designed to reward performance in a simple and straightforward manner. Each of the named executive officers has an employment agreement with the Company that was negotiated at arm's-length and sets forth the initial basis for the executives' compensation.
The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. Some of the Company's financial results for 2013 include the following:

Key Financial Metric	2013 Results
Revenue	$1,109.9 million (4% increase over 2012)
Investment in New Capital	$102 million (9% of revenue)
Dividend Payments	Paid $176 million in dividends
Stock Repurchases	Repurchased $524 million or 15.5 million shares of common stock
Although the Company had a successful 2013, it did not meet its internal goal of $407.5 million in Adjusted EBITDA. Consistent with the Company’s pay for performance approach to compensation, the total compensation for executives in 2013 as reflected in the 2013 Summary Compensation Table was less than in 2012 when the Company exceeded its internal financial goals.

The Company maintains the following balance of pay practices that it believes enhance its pay for performance philosophy and further align executives' interests with those of the Company's stockholders:

Practices Maintained by the Company	Practices NOT Maintained by the Company
Incentive award metrics that are objective and tied to key company performance metrics	High percentage of fixed compensation
Stock ownership guidelines	Repricing of options without stockholder approval
Limited perquisites	Excise tax gross-ups upon change in control
Double-trigger change in control severance	Excessive perquisites
Four year vesting for equity awards to promote retention
Alignment of compensation with stockholder interest
The Compensation Committee, which is comprised entirely of independent directors, with the assistance of the entire Board as appropriate, administers the Company's executive compensation program. The Compensation Committee determines the appropriate compensation levels for the Company's named executive officers, evaluates compensation plans, policies and programs, and reviews benefit plans for officers and employees.
The Compensation Committee carefully considers feedback from the Company's stockholders regarding the Company's executive compensation program, including the results of the stockholders' advisory vote on executive compensation at the 2011 annual meeting which was approved by more than 97% of the votes cast. In accordance with the preference indicated by more than 84% of the votes cast regarding the frequency of future advisory votes on executive compensation, the Board decided that future advisory votes on executive compensation would be submitted to stockholders every three years, including this year. Accordingly, there is an advisory vote on the approval of executive compensation this year at the Annual Meeting (see "Proposal 3: Advisory Vote to Approve Executive Compensation") and the next advisory vote on executive compensation following this year will occur at the 2017 annual meeting of stockholders. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this Proxy Statement under the heading "Communications with the Board of Directors."
Executive Compensation Philosophy and Objectives
The following are the objectives for the Company's executive compensation program:

•	Establish fair, competitive aggregate compensation, to include salary, cash bonus and long-term incentives;

•	Closely align the interests of management with the Company's business objectives; and

•	Deliver an appropriate mix of fixed and at-risk compensation that is directly related to stockholder value and the Company's overall performance.
The Company's direct compensation program therefore consists of:

•	Base salary consistent with the executives' role and contributions to the Company;

•	Annual cash bonuses for all executives tied to the Company's and the executive's performance;

•
A long-term incentive compensation program used to focus executive efforts on longer-term performance that will enhance the value delivered to stockholders, including awards of stock options, restricted stock units, shares of restricted stock and other performance based equity awards; and

•	Perquisites and retirement benefits.
Administration of the Executive Compensation Program
The Compensation Committee of the Board is responsible for administering the compensation program for executive officers and certain other members of senior management of the Company. The Compensation Committee's responsibilities include, but are not limited to, reviewing the Company's executive compensation philosophy and strategy, participating in the performance evaluation process for the Chief Executive Officer, setting base salary and incentive opportunities for the Chief Executive Officer and other senior executives, establishing incentive compensation and performance goals and objectives for the Company's executive officers and other eligible executives and management, and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board, employment or consulting agreements, and severance arrangements, and approves such agreements or benefits for the named executive officers. The members of the Compensation Committee are not current or former employees of the Company and are not eligible to participate in any of the executive compensation programs.
The entire Board ratified the 2013 compensation for the Chief Executive Officer and the other executive officers named in the 2013 Summary Compensation Table.

Management Participation
The Company's human resources department is responsible for the ongoing management of the executive compensation program. The Senior Vice President, Administration and his staff serve as the primary management liaison to the Compensation Committee and propose compensation programs and policies to the Compensation Committee at the request of the Compensation Committee and the Chief Executive Officer. The Compensation Committee meets at least annually with the Chief Executive Officer and any other corporate officers as the Compensation Committee deems appropriate while it is determining the performance criteria and compensation levels of key executive officers. The Chief Executive Officer makes recommendations to the Compensation Committee regarding individual compensation, such as base salary changes and incentive compensation opportunities for executive officers other than himself. In addition, the Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements. The Compensation Committee regularly meets in executive session without management.
Compensation Consultants
The Compensation Committee has engaged Deloitte Consulting LLP to provide advice to the Compensation Committee on an ongoing basis regarding executive compensation strategy and programs, including the compensation of the Chief Executive Officer, the design of its compensation program, the compensation practices of competitors, and legislation or regulations impacting the Company's executive compensation program. Consistent with its role as independent consultant to the Compensation Committee, Deloitte Consulting LLP provides no other services to the Company. Deloitte Consulting LLP may work directly with management on behalf of the Compensation Committee, but such work is under the control and supervision of the Compensation Committee.
Determining Executive Compensation
In making compensation decisions regarding executive officers generally, the Compensation Committee considers general market information, as well as business and industry conditions, the Company's strategic business objectives, and the executive's performance and experience. The Compensation Committee believes that market compensation data should only be used as a point of reference, not as the determining factor in the executive officers' compensation. The compensation arrangements for the named executive officers reflect the result of arm's-length negotiations by the Company with the executives in connection with their hire or retention and does not correspond to a specific benchmark level of pay. Further, compensation arrangements are reviewed annually by the Board, the Compensation Committee and the Chief Executive Officer. An analysis of overall Company performance, budget targets, achievement of individual performance goals and the direct reporting relationship to the Chief Executive Officer is undertaken regarding the compensation of each executive. The Compensation Committee makes compensation determinations and adjustments when determined to be appropriate in accordance with the Company's compensation philosophy and plans. In determining long-term incentive grants in 2013, the Company considered general historical market information on long-term incentive grants from Deloitte Consulting LLP, along with past awards, and company and individual performance in making compensation recommendations to the Compensation Committee.
Elements of Compensation
The elements of compensation for the named executive officers include:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Perquisites and benefits
In setting total compensation, the Compensation Committee applies a consistent approach for all executive officers. Although the Compensation Committee has a compensation approach, as described below, the Compensation Committee exercises appropriate business judgment in how it applies the approach to the facts and circumstances associated with each executive.
Base Salary
Salaries are used to provide a fixed amount of compensation for an executive's work. Although initially established in each named executive officer's respective employment agreement, the salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. The Compensation Committee strives to pay a base salary to attract and retain talented executive officers based on the individual's responsibilities, performance and experience, as well as internal equity, and business and industry conditions.

Each of the named executive officers entered into an employment agreement with the Company in 2010, and their base salaries and other compensation were determined as a result of the related individual negotiations, and based on the philosophies and factors described herein. Effective January 7, 2013, Messrs. Duffey, Balk and Hawrylak received salary increases ranging from 5.0% to 6.1%. Mr. Reid-Anderson received no increase and Mr. Petit received an increase of 21.2% to recognize his contributions to the success of the Company's marketing programs and the consistent improvement in the Company's season pass sales and marketing initiatives. The following table shows the annual base salaries in 2013 for the named executive officers:

Executive	Base Salary($)
James Reid-Anderson	1,200,000
John M. Duffey	580,000
Lance C. Balk	525,000
Brett Petit	400,000
Walter S. Hawrylak	350,000
Annual Incentives
The Company's annual cash incentive plan closely links pay and performance by providing to all eligible full-time employees, including the named executive officers, a compensation opportunity based on the Company achieving key business plan goals. The following table shows the target bonus opportunities for the named executive officers for 2013:

Executive	Target Bonus
James Reid-Anderson	120% of base salary
John M. Duffey	75% of base salary
Lance C. Balk	75% of base salary
Brett Petit	62.5% of base salary
Walter S. Hawrylak	62.5% of base salary
In order for any named executive officer to receive his target bonus, achievement of the following four strategic objectives was required:

Criteria	Goal
Adjusted EBITDA (weighted 50%)	$407.5 million
Net debt level (weighted 25%)
Equal to or better than budget ($1,256 million after adjustment for issuance of senior unsecured notes, share repurchases, fees associated with the Company's issuance of senior unsecured notes and debt refinance)

Guest satisfaction (weighted 12.5%)	2013 guest satisfaction score exceeds 2012 guest satisfaction score or 2013 guest satisfaction score equals or exceeds 8.0
Success in fostering and maintaining a safe park environment (weighted 12.5%)
● 2013 guest safety score exceeds 2012 guest safety score or 2013 guest safety score equals or exceeds 8.2 (weighted 50%) and
● prorated based on reduction in workers compensation claims in comparison to the prior three year average (weighted 50%)

However, unless Adjusted EBITDA for 2013 of more than $374 million was achieved, no annual incentive would have been earned under the annual cash incentive plan regardless of the performance under the other strategic objectives. As long as Adjusted EBITDA of more than $374 million for 2013 was achieved, attainment of the weighted target bonus components is determined separately for each of the four strategic objectives. To the extent that Adjusted EBITDA for 2013 exceeded $407.5 million, the aggregate earned bonus based on the four strategic objectives is increased up to 100% for an additional $32.6 million of Adjusted EBITDA achieved (and proportionately for lesser amounts of additional Adjusted EBITDA in excess of $407.5 million), resulting in a maximum of 200% of target bonus for $440.1 million of Adjusted EBITDA and full satisfaction of the other strategic objectives. The employment agreement of Mr. Reid-Anderson sets forth his target bonus percentage and references certain other annual incentive parameters. For cohesiveness within the executive team, Mr. Reid-Anderson participated in the same annual cash incentive program as the other executives. With achievement of Adjusted EBITDA of $404.1 million and achievement of full target performance with respect to the other three strategic objectives, Mr. Reid-Anderson and the other named executive officers earned 90% of their target bonus under the annual cash incentive plan.

In February 2014, the Compensation Committee approved the following bonus awards at the 90% target bonus level for the named executive officers, that were paid upon completion of the Company's audit for 2013. The amounts paid pursuant to the annual cash incentive plan are set forth in the "Non-Equity Incentive Plan" column of the 2013 Summary Compensation Table in this Proxy Statement because such amounts were paid pursuant to the pre-established criteria under the annual cash incentive plan.

Executive	Target Bonus Paid at $407.5 million EBITDA	Cash Bonus Paid at $404.1 million EBITDA
James Reid-Anderson	$1,440,000	$1,296,000
John M. Duffey	$435,000	$391,500
Lance C. Balk	$393,750	$354,375
Brett Petit	$250,000	$225,000
Walter S. Hawrylak	$218,750	$196,875
Long-Term Incentives
The Company's long-term incentive awards are tied to the Company's performance and the value of its common stock over several years. These awards are intended to align the interests of the named executive officers with those of the Company's stockholders and to reward the named executive officers' contribution to the long-term growth and performance of the Company. The Compensation Committee may, from time to time, based on individual circumstances, grant additional equity incentive awards to employees, including named executive officers, due to circumstances such as outstanding performance or in connection with a promotion. The Compensation Committee also believes that it is appropriate to evaluate equity grant opportunities on a systematic basis at least annually. The Compensation Committee awards stock options or restricted stock units (or alternatively, restricted stock), or a combination thereof, based on its determination of the relative value of each form of award at the time of grant and the performance and responsibilities of each named executive officer. These awards are granted under the Company's Long-Term Incentive Plan. All share amounts in this Proxy Statement have been adjusted to reflect the two-for-one stock split in June 2013.

•
Stock Options.   Existing stock options vest 25% on each of the first four anniversaries of the grant date. The stock options have a term of ten years and, in all instances, an exercise price of not less than the closing price of the Company's common stock on the date the stock options are granted. The Compensation Committee believes that stock options are appropriate because they are aligned with the long-term interests of stockholders, as the stock options have no value to the named executive officers unless the market value of the Company's common stock increases after the grant date. As discussed below under "Dividend Equivalent Rights," unvested stock options have dividend equivalent rights associated with them. The stock option dividend equivalent rights granted to the named executive officers provide for issuance of shares of stock in a value equal to any dividends declared on the common stock from the date of grant of the dividend equivalent rights through the date that the stock option vests. The Compensation Committee granted stock options to the named executive officers in August 2013 as part of a general grant to employees to provide incentives since it had been approximately one year since the Company had awarded any options to its employees. In 2013, the Compensation Committee took into consideration both prior equity grants and the impact of equity grants on fully diluted shares outstanding in reaching its decision to provide stock options at approximately half the equity grant level of the prior year (without regard to 2011 grants treated for accounting purposes as granted in 2012 due to the stockholder approval requirement for those grants). Mr. Reid-Anderson was granted 150,000 stock options in February 2014 in recognition of the Company's successful financial performance for 2013. In February 2013, Mr. Reid-Anderson was granted 250,000 stock options in recognition of the Company's successful financial performance for 2012.

•
Restricted Stock/Restricted Stock Units.   The restricted stock units generally vest 25% on each of the first four anniversaries of the grant date. The number of restricted stock units (or shares of restricted stock) granted is based on the closing price of the Company's common stock on the date of grant. Outstanding shares of restricted stock and restricted stock units receive dividends at the same rate as all other stockholders. Recipients of awards of restricted stock units do not have voting rights on such shares before the awards vest but any dividends paid are credited to a book entry account and are distributed if and when such awards vest. Recipients of awards of restricted stock have rights to dividends (subject to the same vesting requirements as the underlying shares) and have the right to vote such shares. While the Compensation Committee believes that restricted stock units (or shares of restricted stock) are appropriate because they enhance the retention of the named executive officers and increase in value only if the Company's stock price increases, which is aligned with stockholders' interests, the Compensation Committee has not granted any time-based restricted stock or restricted stock units since 2010.

•
Project 500.   In order to continue to motivate and incentivize the Company's management team to continue to improve the Company's financial position, the Compensation Committee established a performance award program, entitled Project 500, that provides participants with an equity incentive in the event that the Company reaches its goal of $500 million of Modified EBITDA in a calendar year (the "Project 500 Target EBITDA") by December 31, 2015. The Compensation Committee believed that Modified EBITDA (which is Adjusted EBITDA plus the interests of third parties in the Adjusted EBITDA of the properties that are less than wholly owned by the Company), rather than Adjusted EBITDA, was the appropriate measurement because it is the most comparable measure to other industry participants and demonstrates the full range of the Company's business. Pursuant to Project 500, the named executive officers will be issued shares of stock if the Company achieves the Project 500 Target EBITDA in calendar year 2015 or before.

Project 500 provides management with incentive to reach the Project 500 Target EBITDA earlier than 2015 by providing a 15% early achievement bonus if the Project 500 Target EBITDA is met in calendar year 2014. The number of shares of stock that each named executive officer is eligible to receive (the "Project 500 Base Award") is set forth below if the Project 500 Target EBITDA is first achieved in the year specified and no partial awards (as described below) were previously earned:

	Shares of Stock
Executive	2014 Early Achievement	2015 Achievement
James Reid-Anderson	1,052,250	915,000
John M. Duffey	230,000	200,000
Lance C. Balk	115,000	100,000
Brett Petit	92,000	80,000
Walter S. Hawrylak	92,000	80,000
If at least $475 million of Modified EBITDA but less than $500 million of Modified EBITDA is achieved in calendar year 2014 or 2015, a partial Project 500 award can be achieved and any overperformance above $475 million of Modified EBITDA can be credited to the next calendar year's achievement of $475 million of Modified EBITDA for an additional partial award. A partial award in 2014 results in 50% of the 2014 Early Achievement award. A partial award in 2015 results in 50% of the 2015 achievement award.
The Company's Audit Committee will determine Modified EBITDA after reviewing the Company's audited financial statements for the applicable year. As a general matter, Modified EBITDA will exclude the impact of one-time or extraordinary events such as acquisitions and dispositions.
Any shares under Project 500 will be issued after the Compensation Committee certifies the achievement of the Modified EBITDA after completion of the Audit Committee's review of the Company's audited financial statements for the applicable calendar year. To receive shares under Project 500 the following minimum criteria are also required: (i) the Company must have a profit for at least one of the 2013, 2014 or 2015 calendar years and (ii) unless otherwise determined by the Compensation Committee, the executive must be employed by the Company on the first day of the calendar year immediately following the calendar year during which the requisite Modified EBITDA was achieved.
Perquisites and Benefits
The named executive officers receive the same health and welfare and other benefits provided to other Company employees. The Company provides limited perquisites to named executive officers such as a fixed automobile and tax and legal allowance for Mr. Reid-Anderson. The "All Other Compensation" column of the 2013 Summary Compensation Table sets forth these perquisites in accordance with the requirements of the SEC. The Compensation Committee intends to review the Company's policies on executive officer perquisites on an annual basis.
The Company has a contributory 401(k) Plan available to employees of the Company who meet the age and service requirements. The Company makes matching contributions. In 2013, the Company matched 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions made by employees (subject to tax law limits). The Company also has a Supplemental 401(k) Plan, which permits eligible participants to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the Company's 401(k) Plan and receive corresponding matching contributions. For a discussion of the Supplemental 401(k) Plan, see "—Fiscal 2013 Non-Qualified Deferred Compensation."

The Company maintains an employee stock purchase plan, which is made available to substantially all of the Company's employees, and allows participants to acquire the Company's common stock at a discounted price. The employee stock purchase plan was approved by stockholders at the Company's annual meeting in May 2011. The purpose of the plan is to encourage employees at all levels to purchase stock and become stockholders. The plan allows participants to buy the Company's common stock at a 10% discount to the lower of the market value of the common stock at the beginning or end of each successive six-month offering period. Under applicable tax law, no plan participant generally may purchase more than $25,000 in market value (based on the market value of the Company's common stock on the first trading day of each offering period) of the Company's common stock in any calendar year.
Dividend Equivalent Rights
In connection with the Company's significantly increased dividend declaration in February 2012, the Compensation Committee determined to grant holders of the Company's unvested stock options and Project 500 awards with dividend equivalent rights ("DERs"). The DERs are intended to provide holders of all such equity awards with protection against the dilution inherent as a result of the enhanced dividend. The stock option DERs granted to the named executive officers provide for issuance of shares of stock to holders of unvested stock options in a value equal to any dividends declared on the common stock from the date of the DER issuance through the date of option vesting. Similarly, the Project 500 DERs provide for issuance of shares of stock in a value equal to any dividends declared on the common stock from the date of the DERs issuance through the date shares, if any, are earned under Project 500. The Compensation Committee believes that the use of DERs was necessary to keep the executives aligned with stockholders as a significant part of the Company's total stockholder return will be in the form of dividends.
Compensation Upon Termination of Employment
In addition to short- and long-term compensation, the Company believes it is important to provide certain of the executive officers with competitive post-employment compensation because it provides a measure of financial security for the executive officer and his family in the event of certain terminations of an executive officer's employment and also enables the Company to secure their cooperation following termination. Post-employment compensation consists primarily of two types—severance pay and benefits continuation. Under their respective employment agreements, the named executive officers are entitled to receive these benefits in the event of specified terminations of employment and as a consequence of a change in control. The agreements contain a double-trigger provision, which requires both a change in control and termination of employment in order for the executive officer to receive benefits under the change in control provision rather than a single-trigger provision under which benefits are triggered automatically by any change in control. The Company does not provide an excise tax gross-up in the event of a termination due to a change in control.
Those benefits are intended to provide the executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The enhanced and accelerated benefits offered in connection with a change in control are designed to support the following business objectives:

•	Enhance the Company's value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.

•	Preserve the objectivity of the Company's management team if they are negotiating and executing a consolidation transaction.

•	Keep the management team focused on the Company's business instead of their personal financial situation.
The Company elects to provide post-employment compensation to the executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and the Company's hiring needs dictate. See "Potential Payments Upon Termination" for additional information on separation payments and benefits for the named executive officers.
Tax and Accounting Impact and Policy
The financial and income tax consequences to the Company of individual executive compensation elements are important considerations for the Compensation Committee when analyzing the overall design and mix of compensation. The Compensation Committee seeks to balance an effective compensation package for the executive officers with an appropriate impact on reported earnings and other financial measures.
In making compensation decisions, the Compensation Committee recognizes that Section 162(m) of the Code, disallows a federal income tax deduction for certain compensation in excess of $1 million per year to any covered executive. Under Section 162(m), certain categories of compensation are excluded from the $1 million limit if required conditions are met. The principal exclusion is for qualified performance-based compensation. From time to time, in order to ensure competitive levels of compensation for the senior executives, the Compensation Committee approves compensation, including performance-based compensation, that is not necessarily deductible under Section 162(m). Loss of the federal income tax deduction does not result in a current federal income tax liability, however, because the Company has substantial federal income tax net operating loss carryforwards.
Other Policies
To enhance alignment of interest between management and the Company's stockholders, the Company maintains stock ownership guidelines for executive officers and certain other members of senior management. Under the guidelines, each executive should seek to have a level of ownership of Company stock that has a value approximately equal to at least two times their annual base salary (and five times annual base salary for the Company's Chief Executive Officer). The ownership level should be achieved within three years of (i) the effective date of the guidelines for officers serving as of the adoption of the guidelines or (ii) the date the person first becomes an executive officer or member of senior management for new officers. All of the named executive officers are in compliance with the Company's stock ownership guidelines.
The Company's insider trading policy limits the pledging of Company common stock to those situations approved by the Company's General Counsel. In 2012, the Company's General Counsel approved Mr. Reid-Anderson's pledge of stock to acquire funds to pay taxes in connection with the vesting of certain equity awards as an alternative to the sale of a portion of the acquired stock. The Company believes that supporting Mr. Reid-Anderson's ability to exercise and hold the maximum number of shares under his option awards further aligns his interests with the Company's stockholders. The aggregate pledged shares of 920,000 represent less than 1% of the Company's total shares outstanding. Mr. Reid-Anderson meets the Company's stock ownership guidelines without counting the pledged shares. The Company’s General Counsel does not expect to approve any hedging of stock by employees or directors and expects to approve pledging of stock on a case by case basis only in those situations where the individual is acquiring stock pursuant to Company compensatory programs and because of taxes and acquisition costs, the likely alternative to pledging of the stock being acquired is the sale of such stock.
The Compensation Committee does not employ any form of wealth tally; it believes that grants to executives should be made based on individual and Company performance factors and market compensation conditions at the time of grant, as described herein, and that it is in the interests of the Company's stockholders that executives not be penalized for their past successes.
The Compensation Committee also does not have any specific "clawback" policy but intends to adopt one in conformity with the requirements of any final rules issued by the SEC. Under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, Mr. Reid-Anderson and Mr. Duffey must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities during those 12 months.
Compensation Policies and Risk Management Practices
The Compensation Committee has reviewed the Company's policies and practices for all of the Company's employees, including non-executive officers, and determined that the policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company's annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company's performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. The Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances.

2013 Summary Compensation Table
The following table summarizes the compensation paid by the Company to (i) the Company's Chief Executive Officer, (ii) the Company's Chief Financial Officer, and (iii) the Company's other three most highly compensated executive officers serving as such at the end of the fiscal year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
James Reid-Anderson	2013	1,200,000	—	1,014,417	1,804,190	1,296,000	285,363	5,599,970
Chairman, President	2012	1,200,000	—	3,666,837	2,271,228	2,062,080	129,918	9,330,063
and Chief Executive Officer	2011	1,200,000	—	149,997	—	1,453,680	37,230	2,840,907
John M. Duffey	2013	578,846	—	146,516	285,509	391,500	49,274	1,451,645
Chief Financial Officer	2012	550,000	44,300	1,161,607	2,004,497	590,700	48,906	4,400,010
	2011	550,000	183,581	—	—	416,419	720	1,150,720
Lance C. Balk	2013	524,039	—	109,887	214,132	354,375	45,630	1,248,063
General Counsel	2012	500,000	23,000	724,589	1,503,373	537,000	38,506	3,326,468
	2011	500,000	21,437	—	—	378,563	5,380	905,380
Brett Petit	2013	397,308	—	85,467	166,547	225,000	34,420	908,742
Senior Vice President,	2012	330,000	124,650	521,788	300,617	295,350	25,567	1,597,972
Marketing	2011	328,846	133,432	—	537,420	166,568	720	1,166,986
Walter S. Hawrylak	2013	349,231	—	85,467	166,547	196,875	24,512	822,632
Senior Vice President,	2012	330,000	79,650	528,430	1,085,769	295,350	23,926	2,343,125
Administration	2011	328,846	68,432	—	—	166,568	8,214	572,060
_________________________

(1)
Each of the named executive officers deferred portions of their 2013 salary and/or non-equity incentive plan compensation into the Supplemental 401(k) Plan as set forth in the 2013 Non-Qualified Deferred Compensation Table and the numbers in the columns above are prior to any such deferrals.

(2)
The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 3(r) to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These awards were the dividend equivalent rights distributed to reflect the dividend equivalents that had accumulated with respect to stock options vesting during 2013.

(3)
The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 3(r) to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options).

(4)
The dollar amount represents 401(k) Plan matching contributions of 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions (subject to tax law limits), Supplemental 401(k) Plan matching contributions and Company-paid life insurance premiums as follows:

Executive	Life Insurance Premiums($)	401(k) Plan Match($)	Supplemental 401(k) Plan Match($)	Total($)
James Reid-Anderson	2,880	10,200	120,283	133,363
John M. Duffey	720	10,200	38,354	49,274
Lance C. Balk	2,268	10,200	33,162	45,630
Brett Petit	1,728	10,200	22,492	34,420
Walter S. Hawrylak	1,512	10,200	12,800	24,512
The amounts also reflect, for each named executive officer for whom the total value of perquisites and benefits received in 2013 was at least $10,000, the aggregate value of such perquisites and benefits received in that year. Specifically, the 2013 amount shown for Mr. Reid-Anderson includes $12,000 for an automobile allowance and $15,000 for a tax and legal allowance. Mr. Reid-Anderson's employment agreement provides that Mr. Reid-Anderson is entitled to a fixed automobile allowance of $1,000 per month as well as a fixed tax and legal allowance of $15,000 per calendar year. The amount also reflects the $125,000 filing fee paid by the Company for the required Hart-Scott-Rodino filing with the government regarding the common stock of the Company held by Mr. Reid-Anderson. For additional information on contributions that the Company makes for the named executive officers under the 401(k) Plan, Supplemental 401(k) Plan and of perquisites and benefits that the Company provides to the named executive officers, see "—Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Benefits."
Description of Employment Agreements of Named Executive Officers
In 2010, the Company entered into employment agreements with each of the named executive officers. See "—Compensation Discussion and Analysis—Elements of Compensation" for additional information on the compensation of the named executive officers pursuant to their respective employment agreements. For a description of separation or change of control payments and benefits provided by these employment agreements, see "Potential Payments Upon Termination" in this Proxy Statement.

2013 Grants of Plan-Based Awards
The following table provides information on equity and non-equity awards granted in 2013, except as otherwise noted below, to each of the named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (#)	All Other Option Awards: No. of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James Reid-Anderson	—	—	1,440,000	2,880,000	—	—	—	—	—	—	—
	2/20/2013	—	—	—	—	—	—	—	250,000	33.45	1,804,190
	2/20/2013	—	—	—	—	—	—	(2)	—	—	1,014,417
John M. Duffey	—	—	435,000	870,000	—	—	—	—	—	—	—
	8/24/2013	—	—	—	—	—	—	—	36,000	34.49	285,509
	8/24/2013	—	—	—	—	—	—	(2)	—	—	146,516
Lance C. Balk	—	—	393,750	787,500	—	—	—	—	—	—	—
	8/24/2013	—	—	—	—	—	—	—	27,000	34.49	214,132
	8/24/2013	—	—	—	—	—	—	(2)	—	—	109,887
Brett Petit	—	—	250,000	500,000	—	—	—	—	—	—	—
	8/24/2013	—	—	—	—	—	—	—	21,000	34.49	166,547
	8/24/2013	—	—	—	—	—	—	(2)	—	—	85,467
Walter S. Hawrylak	—	—	218,750	437,500	—	—	—	—	—	—	—
	8/24/2013	—	—	—	—	—	—	—	21,000	34.49	166,547
	8/24/2013	—	—	—	—	—	—	(2)	—	—	85,467
_______________________________

(1)
See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives" for details regarding the annual incentive. Because of Mr. Reid-Anderson's participation in the general executive annual cash incentive plan for 2013, the 50% of base salary minimum bonus opportunity set forth in Mr. Reid-Anderson's employment agreement was not applicable during 2013.

(2)
On the August 2013 grant dates of stock option awards (and February 2013 for Mr. Reid-Anderson), dividend equivalent rights were also granted to each named executive officer with respect to the same number of shares as the number of shares underlying the stock option award granted. The number of shares of common stock that vest pursuant to the dividend equivalent rights is based on the conversion of cash dividend equivalents accumulated from the grant date through the date that the stock option vests.

2013 Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the total outstanding equity awards as of December 31, 2013 for each of the named executive officers:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(2)
James Reid-Anderson	—	—	—	—	—	—		—	915,000	36,645,750
	8/12/2010	—	728,384	—	7.99	8/12/2020	—	—	—	—
	8/12/2010	—	—	—	—	—	72,838(4)	2,920,440	—	—
	2/9/2012	—	—	—	—	—	(5)	2,308,977	—	—
	2/17/2012	—	90,000	—	23.53	2/17/2022	—	—	—	—
	8/24/2012	—	150,000	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(5)	385,500	—	—
	2/20/2013	—	250,000	—	33.45	2/20/2023	—	—	—	—
	2/20/2013	—	—	—	—	—	(5)	455,000	—	—
John M. Duffey	—	—	—	—	—	—	—	—	200,000	8,010,000
	9/7/2010	150,000	150,000	—	10.00	9/7/2020	—	—	—	—
	9/7/2010	—	—	—	—	—	21,430(4)	859,236	—	—
	8/24/2011	36,000	72,000	—	16.81	8/24/2021	—	—	—	—
	2/9/2012	—	—	—	—	—	(5)	703,740	—	—
	8/24/2012	18,000	54,000	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(5)	138,780	—	—
	8/24/2013	—	36,000	—	34.49	8/24/2023	—	—	—	—
	8/24/2013	—	—	—	—	—	(5)	33,120	—	—
Lance C. Balk	—	—	—	—	—	—	—	—	100,000	4,005,000
	9/7/2010	—	80,000	—	10.00	9/7/2020	—	—	—	—
	9/7/2010	—	—	—	—	—	20,000(4)	801,900	—	—
	8/24/2011	—	54,000	—	16.81	8/24/2021	—	—	—	—
	2/9/2012	—	—	—	—	—	(5)	424,780	—	—
	8/24/2012	13,500	40,500	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(5)	104,085	—	—
	8/24/2013	—	27,000	—	34.49	8/24/2023	—	—	—	—
	8/24/2013	—	—	—	—	—	(5)	24,840	—	—
Brett Petit	—	—	—	—	—	—	—	—	80,000	3,204,000
	8/6/2010	—	40,000	—	8.75	8/6/2020	—	—	—	—
	8/6/2010	—	—	—	—	—	10,000(4)	400,950	—	—
	9/7/2010	—	20,000	—	10.00	9/7/2020	—	—	—	—
	9/7/2010	—	—	—	—	—	10,000(4)	400,950	—	—
	8/24/2011	—	39,000	—	16.81	8/24/2021	—	—	—	—
	2/9/2012	—	—	—	—	—	(5)	313,830	—	—
	8/24/2012	—	29,250	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(5)	75,173	—	—
	8/24/2013	—	21,000	—	34.49	8/24/2023	—	—	—	—
	8/24/2013	—	—	—	—	—	(5)	19,320	—	—
Walter S. Hawrylak	—	—	—	—	—	—	—	—	80,000	3,204,000
	8/6/2010	—	17,000	—	8.75	8/6/2020	—	—	—	—
	8/6/2010	—	—	—	—	—	4,286(4)	171,847	—	—
	9/7/2010	—	43,000	—	10.00	9/7/2020	—	—	—	—
	9/7/2010	—	—	—	—	—	15,714(4)	630,053	—	—
	8/24/2011	—	39,000	—	16.81	8/24/2021	—	—	—	—
	2/9/2012	—	—	—	—	—	(5)	313,830	—	—
	8/24/2012	—	29,250	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(5)	75,173	—	—
	8/24/2013	—	21,000	—	34.49	8/24/2023	—	—	—	—
	8/24/2013	—	—	—	—	—	(5)	19,320	—	—

_________________________

(1)
The stock options awarded to all of the named executive officers vest 25% on each anniversary of the grant date with acceleration upon certain events as discussed in "Potential Payments Upon Termination of Named Executive Officers." As described in "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights," in connection with the dividend increase in 2012, the Board granted dividend equivalent rights to holders of unvested stock options. On a quarterly basis as stockholders are paid cash dividends, the dividend equivalent rights will accrue dividends which will be distributed to the named executive officers in shares upon the vesting of their stock option award.

(2)
Dividends on unvested restricted stock and restricted stock units accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock or the restricted stock units are delivered. For restricted stock and restricted stock units, the market value is based on (a) the closing price of the Company's common stock on December 31, 2013 of $36.82 multiplied by the number of shares and (b) the amount of accumulated dividends, as applicable. For dividend equivalent rights, the value set forth in the table is based on the number of cash dividend equivalents accumulated from the grant date through December 31, 2013.

(3)
Amount represents the target number of shares that may be issued under Project 500 if the Company achieves the Project 500 Target EBITDA in calendar year 2015. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" and "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights" for a discussion of Project 500 and related dividend equivalent rights.

(4)
The restricted stock units vest 25% on each anniversary of the grant date with acceleration upon certain events. Mr. Reid-Anderson's shares of restricted stock vested 50% on the date of grant and the remainder vests 12.5% on each anniversary of the grant date with acceleration upon certain events as discussed in "Potential Payments Upon Termination of Named Executive Officers."

(5)
On the grant date of the stock option awards, accompanying dividend equivalent rights were also granted to each named executive officer. The number of shares of common stock that vest pursuant to the dividend equivalent rights is based on the conversion of cash dividend equivalents accumulated from the grant date through the date that the stock option vests. In addition, on February 9, 2012, dividend equivalent rights were granted with respect to all then outstanding stock options which were not vested at such time.

2013 Option Exercises and Stock Vested
The following table provides information regarding options exercised and stock vested for the named executive officers during 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
James Reid-Anderson	808,380	19,730,990	121,096	4,495,363
John M. Duffey	—	—	36,559	1,294,743
Lance C. Balk	107,000	2,366,592	28,763	1,027,370
Brett Petit	149,250	3,609,945	25,792	957,229
Walter S. Hawrylak	91,250	1,937,715	26,201	953,590
_____________________________

(1)	The amount was calculated based on the difference between the market price of the Company's common stock on the date of exercise and the exercise price.

(2)
The amount was calculated based on the fair market value of the Company's common stock on the vesting date (or the next trading day if the vesting date was not a trading day). The fair market value is determined based on the closing price of the Company's common stock on the applicable date and accumulated dividends.

Fiscal 2013 Non-Qualified Deferred Compensation
The Company maintains a Supplemental 401(k) Plan that covers selected employees including the named executive officers. The Supplemental 401(k) Plan provides participants the opportunity to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the Company's 401(k) Plan. In addition, the Supplemental 401(k) Plan provides participants who have made the maximum contribution under the Company's 401(k) Plan to be credited with matching contributions under the Supplemental 401(k) Plan to the extent allocations under the Company's 401(k) Plan were limited and to the extent of contributions to the Supplemental 401(k) Plan subject to an overall matching contribution limit. Aggregate matching contributions for a participant under the Supplemental 401(k) Plan and the Company's

401(k) Plan is limited to 4% of the participant's base salary and bonus compensation. Amounts credited to a named executive officer under the Supplemental 401(k) Plan, adjusted for earnings or losses, will generally be distributed on the last business day of the sixth month following the month in which the participant has a separation of service from the Company. The following table sets forth information concerning the named executive officers' participation in the Supplemental 401(k) Plan during fiscal 2013:

Non-Qualified Deferred Compensation
Name	Executive Contributions In Fiscal 2013($)(1)	Registrant Contributions in Fiscal 2013($)(1)	Aggregate Earnings (Loss) In Fiscal 2013($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance At Fiscal 2013($)
James Reid-Anderson	130,483	120,283	41,569	—	463,771
John M. Duffey	153,135	38,354	32,651	—	296,788
Lance C. Balk	54,612	33,162	11,950	—	140,524
Brett Petit	19,865	22,492	4,038	—	68,636
Walter S. Hawrylak	—	12,800	1,726	—	27,026
_________________________________

(1)
All amounts reported as executive contributions are executive elective deferrals included in the 2013 Summary Compensation Table, as salary or non-equity incentive compensation for 2013. All amounts reported as registrant contributions are Company matching contributions included in the 2013 Summary Compensation Table as all other compensation for 2013.

(2)	None of the amounts reported as aggregate earnings are included in the 2013 Summary Compensation Table.
Potential Payments Upon Termination
Potential Payments Upon Termination of Named Executive Officers
All of the named executive officers have provisions in their employment agreements providing for separation payments and benefits upon certain types of termination of employment.
Payments Upon Death or Disability
Upon a named executive officer's termination of employment, such executive is generally entitled to unpaid earned salary, earned but unpaid bonus and unpaid benefits. In addition, in the event of termination of the named executive officer's employment due to death or disability such executive would be entitled to receive (i) a pro rata portion of the annual bonus that would otherwise have been paid to such executive if his employment had not so terminated (a "Pro Rata Bonus"); and (ii) immediate vesting of all time-vested options, restricted stock, restricted stock units and other time-vested equity-based incentive awards then held by such executive (excluding any awards issued pursuant to the Company's Project 500 program) (collectively, "Time-Vested Awards"), with all outstanding options remaining exercisable for the shorter of their originally scheduled respective terms and one year following the executive's date of termination.
Furthermore, in the event of termination of the employment of Messrs. Duffey, Balk, Hawrylak, or Petit due to disability, such executive would be entitled to a lump sum payment of an amount equal to the sum of such executive's base salary and target bonus for the year of termination. In the event of termination of the employment of Mr. Reid-Anderson due to disability, he would also be entitled to a lump sum payment of an amount equal to twice the sum of his base salary and target bonus for the year of termination.
Termination Without Cause or For Good Reason
If the Company terminates Mr. Reid-Anderson's employment without "cause" (as defined below) or he terminates his employment for "good reason" (as defined below), Mr. Reid-Anderson would be entitled to receive, in addition to accrued payments and benefits, (i) a Pro Rata Bonus; (ii) a lump sum payment in an amount equal to twice the sum of (X) Mr. Reid-Anderson's base salary and (Y) target bonus for the year of termination; (iii) continued health care and life insurance coverage for a period of twenty-four months from the date of termination or until executive receives comparable coverage from a subsequent employer on the same basis as such coverage is made available to other executives; and (iv) immediate vesting of the greater of (X) the unvested Time-Vested Awards that are scheduled to vest in the twelve-month period following executive's date of termination and (Y) 75% of the unvested component of each outstanding Time-Vested Award, with all vested options remaining exercisable for the shorter of their originally scheduled term and one year following the date of termination. If Mr. Reid-Anderson's employment is so terminated before and with the cooperation of the acquirer or merger partner in a "change in control" (as such term is defined in his employment agreement) in anticipation of a change in control or on or during the twenty-four month period following a change in control, all of Mr. Reid-Anderson's Time-Vested Awards will fully vest.

Messrs. Duffey, Balk, Hawrylak, and Petit would be entitled to receive, in addition to accrued payments and benefits, (i) a Pro Rata Bonus; (ii) a lump sum payment in an amount equal to the sum of (X) executive's base salary and (Y) target bonus for the year of termination; (iii) continued health care coverage for a period of eighteen months from the date of termination or until executive receives comparable coverage from a subsequent employer on the same basis as such coverage is made available to other executives; (iv) immediate vesting of the unvested Time-Vested Awards that are scheduled to vest in the twelve-month period following executive's date of termination, with all vested options remaining exercisable for the shorter of their originally scheduled term and one year following the date of termination; and (v) executive outplacement services as reasonably determined by the Company. If the Company terminates the employment of Messrs. Duffey, Balk, Hawrylak, or Petit without "cause" (as defined below) or if such executive terminates his employment for "good reason" (as defined below) before, on or within two years after or in anticipation of a change in control (as such term is defined in their respective employment agreements), instead of (ii) above, such executive will be entitled to a lump sum payment in an amount equal to twice the sum of (X) executive's base salary and (Y) target bonus for the year of termination and instead of (iv) above, all Time-Vested Awards will fully vest.
"Cause" is generally defined under the employment agreements for the named executive officers as follows:

•	executive's continued failure (except where due to physical or mental incapacity) to endeavor in good faith to substantially perform his duties;

•	executive's material malfeasance or gross neglect in the performance of his duties;

•	executive's conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;

•	the commission by the executive of an act of fraud or embezzlement against the Company or any affiliate constituting a crime;

•
executive's material breach of any material provision of his employment agreement (as determined in good faith by the Board) that is not remedied within fifteen days after (i) written notice from the Company specifying such breach and (ii) the opportunity to appear before the Board;

•	executive's material violation of a material Company policy that causes demonstrable damage to the Company, which damage is not insignificant;

•
executive's continued failure to cooperate in any audit or investigation involving the Company or its affiliates or its or their financial statements or business practices that is not remedied within fifteen days of written notice from the Company specifying such failure; or

•	executive's actual gross misconduct that the Board determines in good faith adversely and materially affects the business or reputation of the Company.
"Good reason" is defined under the employment agreements for the named executive officers to mean the occurrence, without such executive's express written consent, of:

•	a material diminution in the executive's employment duties, responsibilities or authority, or the assignment to executive of duties that are materially inconsistent with his position;

•	any reduction in base salary or target bonus (or minimum bonus or maximum bonus in the case of Mr. Reid-Anderson); or

•	any material breach by the Company of the compensation or indemnification provisions of the executive's employment agreement.
Additionally, the definition of good reason in Mr. Reid-Anderson's employment agreement includes the following circumstances: (i) removal of him as President or Chief Executive Officer of the Company or an adverse change in his reporting obligations and (ii) the failure of the Company to nominate him for election as a member of the Board or the failure to appoint him as Chairman of the Board while he is a member of the Board or the failure of the Company's stockholders to elect him to the Board once nominated.
An executive's employment may terminate for "good reason" only if (i) within 90 days of the date executive has actual knowledge of the occurrence of an event of "good reason," he provides written notice to the Company specifying such event, (ii) the Company does not cure such event within 10 business days (5 business days in the case of Mr. Reid-Anderson) of such notice if the event is nonpayment of an amount due to executive, or within 60 days of such notice for other events and (iii) executive terminates executive's employment within 30 business days of the end of such cure period.
Potential Payments Upon Termination of Employment or Change in Control
The table below illustrates payments that would be made to a named executive officer if his employment terminates due to a termination for death or disability, for cause, without cause or for good reason. The table only details additional incremental payments that would be owed by the Company to the executive beyond what the named executive officer has already earned. The amounts shown and discussed in this section assume that a termination was effective as of December 31, 2013 and assume there is no earned but unpaid base salary, annual bonus or expenses at the time of termination.

Executive	Cash Severance Payments($)(1)	Early Vesting of Restricted Stock($)(2)	Early Vesting of Stock Options($)(3)	Benefit Continuation / Outplacement Services($)	Total($)
James Reid-Anderson
Death	—	2,920,440	27,546,388	—	30,466,828
Disability	5,280,000	2,920,440	27,546,388	—	35,746,828
Without Cause or for Good Reason—No Change in Control	5,280,000	2,920,440	26,486,863	39,522	34,726,825
Without Cause or for Good Reason—Change in Control	5,280,000	2,920,440	27,546,388	39,522	35,786,350
John M. Duffey
Death	—	859,236	6,912,480	—	7,771,716
Disability	1,015,000	859,236	6,912,480	—	8,786,716
Without Cause or for Good Reason—No Change in Control	1,015,000	859,236	5,571,570	37,832	7,483,638
Without Cause or for Good Reason—Change in Control	2,030,000	859,236	6,912,480	37,832	9,839,548
Lance C. Balk
Death	—	801,900	4,209,685	—	5,011,585
Disability	918,750	801,900	4,209,685	—	5,930,335
Without Cause or for Good Reason—No Change in Control	918,750	801,900	3,204,003	37,832	4,962,485
Without Cause or for Good Reason—Change in Control	1,837,500	801,900	4,209,685	37,832	6,886,917
Brett Petit
Death	—	801,900	3,161,848	—	3,963,748
Disability	650,000	801,900	3,161,848	—	4,613,748
Without Cause or for Good Reason—No Change in Control	650,000	801,900	2,431,865	37,832	3,921,597
Without Cause or for Good Reason—Change in Control	1,300,000	801,900	3,161,848	37,832	5,301,580
Walter S. Hawrylak
Death	—	801,900	3,133,098	—	3,934,998
Disability	568,750	801,900	3,133,098	—	4,503,748
Without Cause or for Good Reason—No Change in Control	568,750	801,900	2,403,115	32,387	3,806,152
Without Cause or for Good Reason—Change in Control	1,137,500	801,900	3,133,098	32,387	5,104,885
___________________________________

(1)
Because termination is assumed to have occurred on December 31, 2013, the Pro Rata Bonus otherwise payable upon death or disability or upon a termination without cause or for good reason is not reflected in the table.

(2)
Unvested portions of restricted stock and restricted stock unit awards would vest. The value is calculated by (a) multiplying 36.82 (the closing price of the Company's common stock on December 31, 2013) by the number of shares or units subject to the accelerated portion of the award and (b) adding the accumulated dividends as of December 31, 2013.

(3)
Unvested portions of stock options would vest. The value is calculated by (a) multiplying the amount by which $36.82 (the closing price of the Company's common stock on December 31, 2013) exceeds the exercise price of the stock option by the number of shares subject to the accelerated portion of the stock option and (b) adding the value of corresponding dividend equivalent rights as of December 31, 2013.

TRANSACTIONS WITH RELATED PERSONS
Policy and Procedures Regarding Transactions with Related Persons
The Nominating and Corporate Governance Committee has adopted a written policy relating to its review and approval of transactions with related persons in which the amount involved exceeds $120,000. A "related person" includes any director or executive officer of the Company, any person who is the beneficial owner of more than 5% of the Company's common stock, an immediate family member of any of the foregoing persons and any firm, corporation or other entity controlled by any of the foregoing persons. The Nominating and Corporate Governance Committee reviews and approves all related person transactions in which the amount involved exceeds $120,000. At times, it may be advisable to initiate a transaction before the Nominating and Corporate Governance Committee has evaluated it, or a transaction may begin before discovery of a related person's participation. In such instances, the Nominating and Corporate Governance Committee must ratify the related person transaction at its next regularly scheduled meeting or the transaction must be rescinded. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with an unrelated third party.
Transactions with Related Persons
During fiscal 2013, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of the common stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of common stock with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC rules and regulations to furnish the Company with copies of all such forms they file.
During 2013, to the Company's knowledge, based solely on the Company's review of the copies of such forms received by the Company and written representations from certain reporting persons that no additional forms were required for those persons, all the required reports were filed on a timely basis by officers, directors, and greater than ten percent beneficial owners with the following exceptions: (i) Charles Koppelman filed one late Form 4, which covered one transaction involving 2,000 shares and (ii) Richard Roedel filed one late Form 4, which covered two gift transactions.
PROPOSAL 2: ADVISORY VOTE TO RATIFY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2014. During 2013, KPMG LLP served as the Company's independent registered public accounting firm and also provided certain tax and audit-related services.
Although not required by the Company's Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2014. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG LLP or another firm without re-submitting the matter to the Company's stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to make a statement if they desire to do so and to respond to questions from stockholders.
Required Vote
The affirmative vote of holders of a majority of the shares of common stock entitled to vote in person or by proxy at the meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2014 in this Proposal 2.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT, AUDIT-RELATED AND TAX FEES
The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements and the annual financial statements of the related entities for the years ended December 31, 2013 and 2012, as well as fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for those years. The amount shown for Audit Fees for 2013 and 2012 includes the audit of the effectiveness of the Company's internal controls over financial reporting.

	2013	2012
Audit Fees(1)	$1,202,000	$1,185,000
Audit-Related Fees(2)	2,000	52,000
Tax Fees(3)	67,000	86,000
_________________________________

(1)	In 2013 and 2012, foreign statutory audit fees were converted into US dollars using exchange rates as of December 31, 2013 and December 31, 2012, respectively.

(2)
The amount of audit-related fees includes the costs related to the Company's $800 million senior unsecured notes offering that occurred in December 2012 and a subscription to a technical accounting resources database in both years.

(3)
Tax fees for 2013 and 2012 consisted primarily of fees for foreign tax compliance and consulting services because the Company does not use KPMG LLP for any domestic tax compliance services. Additionally, no such tax services were provided to any of the Company's officers or other employees. In 2013 and 2012, foreign tax compliance and consulting services fees were converted into US dollars using exchange rates as of December 31, 2013 and December 31, 2012, respectively.

Pre-Approved Services
All audit, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's policy provides for pre-approval of audit, audit-related, tax and internal control-related services specifically described by the Audit Committee on an annual basis and, in addition, any individual engagements must be separately approved.
PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
 We are seeking an advisory vote from our stockholders to approve the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers, and is provided as required pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. We currently submit a Say on Pay proposal to our stockholders every three years, and the next such stockholder advisory vote will occur at our 2017 Annual Meeting.

The core of our executive compensation policies and practices continues to be to pay for performance. Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles and stockholder interests and concerns. We believe the compensation program for our named executive officers is instrumental in helping us achieve strong financial performance. In this highly competitive market for top executive talent, we believe that it is critical that we provide our executive officers with incentives to excel, be internally and externally equitable and promote a culture of innovation and results-oriented service for our guests while, at the same time, not encouraging undue risk-taking. We believe our compensation program is strongly aligned with the long-term interests of our stockholders as reflected by our Project 500 performance award.

We encourage stockholders to review the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives, the 2013 compensation of our named executive officers, and the Company's performance during 2013. In particular, some of the Company's strong financial performance for 2013 includes the following:

•	$1,109.9 million in revenue, representing a 4% increase over 2012;

•	Returned $176 million in dividends to stockholders; and

•	Repurchased $524 million or 15.5 million shares of common stock.

We believe that the compensation of our named executive officers is closely aligned with the Company’s strong performance over the last three years, which resulted in a total stockholder return of 27% in 2013, 56% in 2012, and 52% in 2011. In addition, our stock ownership guidelines continue to tie the named executive officers' interests to our stockholders' interests over the long term.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2013, AS DISCLOSED PURSUANT TO THE SEC RULES, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND NARRATIVE DISCUSSION INCLUDED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 19, 2014 (except as noted below) as to common stock beneficially owned by (a) each of the Company's current directors and nominees to serve as directors, (b) each of the current named executive officers listed in the 2013 Summary Compensation Table, (c) all current directors, nominees to serve as directors and executive officers of the Company as a group, and (d) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding common stock. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.

Name	Number of Shares Beneficially Owned	Percentage of Class(1)
James Reid-Anderson(2)	4,081,765	4.3%
John M. Duffey(3)	713,445	*
Lance Balk	270,328	*
Brett Petit	160,213	*
Walter S. Hawrylak	213,309	*
Usman Nabi	(4)(6)	(4)(6)
John W. Baker(5)	23,834	*
Kurt Cellar(5)	72,563	*
Charles A. Koppelman(5)	23,834	*
Jon L. Luther(5)	33,500	*
Stephen D. Owens(5)	50,508	*
Richard Roedel(5)	36,054	*
H Partners, LP(6)	16,419,438	17.3%
All directors and executive officers as a group (13 persons)(7)	5,769,885	6.1%
__________________________
* Less than one percent.

(1)
Applicable ownership percentage is based on 94,779,456 shares of common stock outstanding as of March 13, 2014. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options that are exercisable, or vesting of restricted stock, within 60 days.

(2)
Includes 920,000 shares that are pledged to a bank to secure a line of credit incurred to pay taxes upon the vesting of certain equity awards. The Company's insider trading policy limits the pledging of Company common stock to those situations approved by the Company's General Counsel. In 2012, the Company's General Counsel approved Mr. Reid-Anderson's pledge of stock to acquire funds to pay taxes in connection with the vesting of certain equity awards as an alternative to the sale of a portion of the acquired stock. Also includes 500,000 shares that are within a grantor retained annuity trust of which Mr. Reid-Anderson is trustee and 72,838 shares of restricted stock that vest on August 12, 2014.

(3)	Includes 112,000 shares, which are held in a trust by Mr. Duffey's spouse.

(4)
Mr. Nabi is a senior partner of H Partners Management, LLC, which is the investment manager of H Partners Capital, LLC, the general partner of H Partners, LP. Accordingly, Mr. Nabi may be deemed to have voting and dispositive power with respect to the shares. Mr. Nabi disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(5)
Includes 3,136 shares of restricted stock that vest on May 8, 2014. The amounts for Messrs. Luther and Roedel also include 3,974 deferred stock units pursuant to the director cash retainer deferral program. Also, the amount for Mr. Roedel includes 17,454 held in his defined benefit pension plan and 11,490 held by his wife.

(6)
Information is based on (i) Schedule 13D/A, Amendment No. 5, filed on February 3, 2014 with the SEC by H Partners Management, LLC, H Partners Capital, LLC, H Partners, LP, and Rehan Jaffer and (ii) Form 4, filed on February 3, 2014, with the SEC by Usman Nabi. A total of 16,419,438 shares are beneficially owned, of which 9,107,778 shares are directly beneficially owned by H Partners, LP. H Partners, LP has sole voting and dispositive power with respect to the shares held by it. H Partners Capital, LLC may be deemed to beneficially own 9,107,778 shares and may be deemed to have sole voting and dispositive power over such shares. H Partners Management, LLC, as the investment manager of H Partners Capital, LLC, may be deemed to beneficially own 16,419,438 shares and may be deemed to have sole voting and dispositive power over such shares. Mr. Jaffer, as the managing member of H Partners Management, LLC and H Partners Capital, LLC, may be deemed to have sole voting and dispositive power over 16,419,438 shares. The address for the reporting persons is 888 Seventh Avenue, 29th Floor, New York, New York 10019.

(7)	Includes all current members of the Board and all current executive officers of the Company.

2015 STOCKHOLDER PROPOSALS
In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for the 2015 annual meeting of stockholders, the proposal must be received at the Company's offices no later than November 25, 2014. Rule 14a-8 of the SEC contains standards as to what stockholder proposals are required to be included in a proxy statement. With respect to proposals submitted by a stockholder other than for inclusion in the Company's 2015 proxy statement and related form of proxy, timely notice of any stockholder proposal must be received by the Company in accordance with the Company's Amended and Restated By-laws and the Company's rules and regulations no earlier than January 7, 2015 and no later than February 6, 2015. Any proxies solicited by the Board for the 2015 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.
Any stockholder who wishes to submit a stockholder proposal should send it to our principal executive offices at Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Secretary.
OTHER MATTERS
The Board does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

WALTER S. HAWRYLAK Secretary
Grand Prairie, Texas
March 25, 2014

DIRECTIONS TO THE SIX FLAGS ENTERTAINMENT CORPORATION ANNUAL MEETING
The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017
The annual meeting of stockholders on Wednesday, May 7, 2014, will be held at 3:00 p.m. EDT at The Roosevelt Hotel, which is located at 45 East 45th Street in New York City at Madison Avenue.
Via Subway
Take the 4, 5, 6, 7 trains or Times Square Shuttle to Grand Central.
Via Railroad
Metro-North to Grand Central.
Driving
From New England / I 95
Take I 95 South and follow signs to the Bruckner Expressway (278) towards the RFK Bridge (formerly the Triboro Bridge).
Approaching the RFK Bridge follow signs to Manhattan / FDR Drive South.
Take the FDR Drive South to the 49th St. Exit.
Take 49th St across town to Lexington Avenue and turn left.
Take Lexington Avenue to 45th St. and turn right.
Hotel is between Vanderbilt Avenue and Madison Avenue on the right.
From the George Washington Bridge
After crossing the bridge on the I 95 North take the first exit to the Henry Hudson Parkway South (9A).
The Henry Hudson Parkway leads into the Westside Highway.
Turn left onto 57th Street and drive across town.
Turn right onto Lexington Avenue.
Turn right onto 45th Street.
Drive past 2 traffic lights.
Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Six Flags

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2014.

Vote by Internet

- Go to **www.envisionreports.com/SIX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Kurt M. Cellar	☐	☐	02 -Charles A. Koppelman	☐	☐	03 - Jon L. Luther	☐	☐
04 -Usman Nabi	☐	☐	05 - Stephen D. Owens	☐	☐	06 - James Reid-Anderson	☐	☐
07 - Richard W. Roedel	☐	☐						

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to ratify KPMG LLP as the Company's independent public accounting firm for the year ending December 31, 2014.	☐	☐	☐	3. Advisory vote to approve executive compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

7 2 D V

01RV6C

2014 Annual Meeting of
Six Flags Entertainment Corporation Stockholders
May 7, 2014, 3:00 p.m. EDT
The Roosevelt Hotel
45 East 45th Street, New York, New York 10017

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Annual Meeting Proxy Card — Six Flags Entertainment Corporation

2014 Annual Meeting of Stockholders

The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017
Proxy Solicited by Board of Directors for Annual Meeting – May 7, 2014, at 3:00 p.m. EDT

Lance C. Balk and Walter S. Hawrylak, or either of them, each with the power of substitution, are hereby authorized to represent and vote all of the shares of common stock of Six Flags Entertainment Corporation of the undersigned held of record as of the close of business on March 13, 2014, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Six Flags Entertainment Corporation to be held on May 7, 2014 or at any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted FOR all nominees and FOR Proposal 2 and Proposal 3.

In their discretion, Lance C. Balk and Walter S. Hawrylak, or either of them, are authorized to vote upon such other business as may properly come before the meeting.

(The shares of stock of the undersigned will be voted as specified on the reverse side.)